Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning capital stock of Ispire Technology Inc. (“us,” “our,” “we” or the “Company”) and certain provisions of our certificate of incorporation, as amended and restated, and amended and restated bylaws currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended (the “Charter”) and amended and restated bylaws (the “Bylaws”), each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Charter, Bylaws and the applicable portions of the DGCL carefully.

General

Our authorized capital stock consists of :

●	140,000,000 shares of common stock, par value $0.0001 per share; and

●	10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of March 13, 2024, there were 54,279,396 shares of common stock outstanding and no shares of preferred stock outstanding. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets, subject to the rights of the holders of any series of preferred stock which may be created by the board of directors.

Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights granted to the holders of a series of preferred stock could restrict payment of dividends on the common stock, dilute the voting power of the common stock, impair the liquidation rights of the holders of the common stock and delay or prevent a change in control without further action by stockholders. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that we shall indemnify to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of our company or any predecessor of our company, or serves or served at any other enterprise as a director or officer at the request of our company or any predecessor to our company. Any amendment, repeal, or modification of this provision in the certificate of incorporation shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended, a director shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this provision of the certificate of incorporation shall apply to or have any effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Our certificate of incorporation provides that where, in connection with a compromise or arrangement between us and any class of creditors or stockholders, if a majority in number and three fourths in value of the creditors or stockholders or class of creditors or stockholders, as the case may be, approve a compromise or arrangement which is sanctioned by the court, it is binding on all of the creditors or class of creditors or stockholders or class of stockholders.

Our certificate of incorporation and bylaws also provide for:

●	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	eliminating the ability of stockholders to call a special meeting of stockholders;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us (as described below).

Potential Effects of Authorized but Unissued Stock

Pursuant to our certificate of incorporation, we have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Forum Selection

Our by-laws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation, or our by-laws; or (iv) any action asserting a claim governed by the internal affairs doctrine; in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.

Our by-laws also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint for the resolution of any complaint for which such courts have exclusive jurisdiction, including, but not limited to, any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Securities Act”). Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act. The forum selection provision does not apply to actions commenced against us under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Delaware Law Provisions Relating to Business Combinations with Related Persons

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute which prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

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